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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of December 6, 2001, by and between UNITED SHIPPING & TECHNOLOGY, INC., a Utah corporation ("UST"), and Velocity Express Corporation, a Delaware corporation ("Velocity"). UST and Velocity are sometimes referred to as the "Constituent Corporations."

         WHEREAS, Velocity is a wholly-owned subsidiary of UST; and

         WHEREAS, the authorized capital stock of UST consists of one hundred fifty million (150,000,000) shares of Common Stock, par value $0.004 per share, fifty million (50,000,000) shares of Preferred Stock, par value $0.004 per share, and upon effectuation of the merger contemplated by this agreement, Velocity will have an identical capitalization; and

         WHEREAS, UST has outstanding: 17,146,399 shares of Common Stock ("Common Stock"), 2,806,797 shares of Series B Convertible Preferred Stock ("Series B Preferred"), 2,000,000 shares of Series C Convertible Preferred Stock ("Series C Preferred"), 1,894,873 shares of Series D Convertible Preferred Stock ("Series D Preferred") and 641,412 shares of Series F Convertible Preferred Stock ("Series F Preferred"), collectively referred to as the "UST Preferred," and

         WHEREAS, the directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and their respective shareholders that UST merge with and into Velocity upon the terms and conditions herein provided.

         NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that UST shall merge into Velocity on the following terms, conditions and other provisions:

I.       TERMS AND CONDITIONS.

         1.1 MERGER. UST shall be merged with and into Velocity (the "Merger"), and Velocity shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") effective upon the date when this Merger Agreement or a Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Date").

         1.2 SUCCESSION. On the Effective Date, Velocity shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of UST, except insofar as it may be continued by operation of law, shall be terminated and cease.

         1.3 TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations;


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and all singular rights, privileges, powers and franchises of each of the
Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         1.4 COMMON STOCK OF UST AND VELOCITY. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Common Stock of UST issued and outstanding immediately prior thereto shall be converted into shares of fully paid and nonassessable shares of the Common Stock of Velocity at a ratio of 1 to 1, (ii) each share of Series B Preferred, Series C Preferred, Series D Preferred and Series F Preferred of UST issued and outstanding immediately prior thereto shall be converted into substantially identical shares and series of Velocity preferred stock at a ratio of 1 to 1, and (iii) each share of Common Stock of Velocity issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

         1.5 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of UST Common Stock or of the UST Preferred shall be deemed for all purposes to evidence ownership of and to represent the shares of Velocity into which the shares of UST represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Velocity evidenced by such outstanding certificate as above provided.

         1.6 OPTIONS AND WARRANTS. On the Effective Date, the Surviving Corporation will assume and continue UST's 1996 Director Stock Option Plan, 1995 Stock Option Plan and 2000 Stock Option Plan, and the outstanding and unexercised portions of all options to purchase Common Stock of UST, including without limitation all options outstanding under such stock plan and any other outstanding options, shall be converted into options of Velocity, such that an option for shares of UST shall be converted into an option for shares of Velocity at a ratio of 1 to 1. No other changes in the terms and conditions of such options will occur. On the Effective


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Date, Velocity will assume all warrants to purchase Common Stock of UST, which warrants shall be converted into identical obligations of Velocity and so noted on the books and records of Velocity, and Velocity hereby assumes the obligations of UST pursuant to such warrants. Effective on the Effective Date, Velocity hereby assumes the outstanding and unexercised portions of such options and the obligations of UST with respect thereto.

II.      CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.

         2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Velocity in effect on the Effective Date shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         2.2 DIRECTORS. The directors of UST immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

         2.3 OFFICERS. The officers of UST immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

III.     MISCELLANEOUS.

         3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of UST such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of UST and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of UST or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         3.2 AMENDMENT. At any time before or after approval by the shareholders of UST, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of UST, the principal terms may not be amended without the further approval of the shareholders of
UST) as may be determined in the judgment of the respective Board of Directors of UST and Velocity to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

         3.3 CONDITIONS TO MERGER. The obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law): (a) the Merger shall have been approved by the shareholders of UST in accordance with applicable provisions of the Business Corporations Act of the State of Utah; and (b) UST, as sole stockholder of Velocity, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware; and any and


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all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of UST to be material to consummation of the Merger shall have been obtained.

         3.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either UST or Velocity or both, notwithstanding the approval of this Merger Agreement by the shareholders of UST or Velocity, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of UST and Velocity, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that UST shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto. In addition, the Board of Directors of UST may elect to abandon the Merger if shareholders of UST holding more than one percent of the issued and outstanding Common Stock or more than one percent of any series of the issued and outstanding Preferred Stock of UST dissent and seek appraisal rights.

         3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the respective Boards of Directors of UST and Velocity, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

UNITED SHIPPING & TECHNOLOGY, INC.          VELOCITY EXPRESS CORPORATION

A Utah corporation                          A Delaware corporation

By /s/ Jeffry J. Parell                     By /s/ Jeffry J. Parell
   --------------------------------            ---------------------------------
Name:  Jeffry J. Parell                     Name:  Jeffry J. Parell
Title: Chief Executive Officer              Title:   Chief Executive Officer

ATTEST:                                     ATTEST:

/s/ Wesley C. Fredenburg                    /s/ Wesley C. Fredenburg
-----------------------------------         ------------------------------------
Name:  Wesley C. Fredenburg                 Wesley C. Fredenburg
Title: Secretary                            Title:  Secretary



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